EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this registration statement on Form S-3 of Dollar Financial Corp. of our report dated April 3, 2008, relating to our audit of the consolidated financial statements of Military Financial Services, LLC and Subsidiaries as of and for the year ended December 31, 2007, which is included in the Current Report on Form 8-K filed by Dollar Financial Corp. on November 18, 2009. We also consent to the reference of our firm under the caption “Experts” in such registration statement.
/s/ McGladrey & Pullen, LLP
Stamford, Connecticut
December 29, 2009